Exhibit 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 filed pursuant to Rule 462(b) of the Securities Act of 1933 of our report dated May 26, 1998, which appears on page 5 of the 1998 Annual Report - Financial Review of Medtronic, Inc., which is incoporated by reference in Medtronic's Annual Report on Form 10-K for the year ended April 30, 1998. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page 13 of such Annual Report on Form 10-K.


/s/ PRICEWATERHOUSECOOPERS LLP
PRICEWATERHOUSECOOPERS LLP

Minneapolis, Minnesota
August 27, 1998